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                                                                      Exhibit 16


Schedule of Performance Quotations

a)  Average Annual Total Returns Pursuant to SEC Rules
    SEC Formula:
                                     n
                             P(1 + T)  = ERV

    where:

                   P  =  initial payment of $1,000

                   T  =  average annual total return

                   n  =  number of years

                 ERV  =  ending redeemable value of hypothetical
                         $1,000 payment made at the beginning of the 1, 5 or 10 year periods at the end of the 1, 5 or 10 year periods (for purposes of the following calculations, the maximum sales load has been deducted from the initial investment in order to compute ERV)


b)  Aggregate or Cumulative Total Return Pursuant to Non-Standardized
    Computation

                                        ERV-P
                                 ATR =  -----
                                        P

         where:

                        P  =  $1,000 = initial investment

                      ERV  =  ending redeemable value of a hypothetical
                              investment of $1,000 made at the beginning of the 1, 5 and 10 year periods at the end of the 1, 5 and 10 year periods (for purposes of the following calculation, the maximum sales load has been deducted from the initial investment in order to compute ERV).

                      ATR  =  the aggregate total return of the investment
                              over the specified period
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c)  Current Distribution Rate

Obtained by dividing the aggregate amount of dividends declared from net investment income for the specified number of days, by the maximum offering price and annualizing the results.

                              CDR = ( DAP / OFF ) * AF

         where:

                      CDR  =  Current Distribution Rate

                      DAP  =  Dividend Amount Paid for Period

                      OFF  =  Maximum Offering Price

                       AF  =  Annualizing Factor


d)  30-day Yield Formula

                                        6
                             2 a - b + 1  - 1
                               -----
                    YIELD  =    cd


         where:

                        a  =  dividends and interest earned during the
                              period
                        b  =  expenses accrued for the period (net of
                              reimbursements)
                        c  =  the average daily number of shares
                              outstanding during the period that were
                              entitled to receive dividends
                        d  =  maximum offering price per share on last day
                               of period